Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: October 26, 2016
Investor Relations
CONTACT: Kelly Boyer
PHONE: 412-248-8287
Corporate Relations - Media
CONTACT: Christina Sutter
PHONE: 724-539-5708
KENNAMETAL ANNOUNCES FISCAL 2017 FIRST QUARTER RESULTS
PITTSBURGH, (October 26, 2016) – Kennametal Inc. (NYSE: KMT) today reported results for the fiscal 2017 first quarter ended September 30, 2016, with loss per diluted share (LPS) of $0.27, compared with the prior year quarter LPS of $0.08. Adjusted earnings per diluted share (EPS) were $0.11 in the current quarter compared with adjusted EPS of $0.14 in the prior year quarter.
The current period reported results included restructuring and related charges of $0.38 per share. The prior year quarter reported results included restructuring and related charges of $0.14 per share and divestiture-related charges of $0.08 per share.
"Kennametal’s 2017 first quarter results were mostly in-line with our expectations except for the unusually high tax rate,” commented Ron De Feo President and CEO. “Progress is accelerating internally. We are improving our market position and lowering our costs, despite challenging end markets."
De Feo continued, "Approximately 75% of the previously announced workforce reduction and 65% of the correlating savings have been identified and are in the implementation phase. Longer-term factory and product modernization projects are underway, with substantial opportunities being confirmed. Lastly, selling initiatives are ongoing, but these are the hardest to forecast as market forces are still generally negative. We are increasing our full year outlook range but remain generally cautious on the overall year.”
This earnings release contains non-GAAP financial measures. Reconciliations of all non-GAAP financial measures are set forth in the tables attached to this earnings release, and corresponding descriptions are contained in the company’s report on Form 8-K, to which this news release is attached.

Fiscal 2017 First Quarter Key Developments

•
Sales were $477 million, compared with $555 million in the same quarter last year. Sales decreased by 14 percent, reflecting a 9 percent decline due to divestiture, a 3 percent organic decline and a 2 percent unfavorable currency exchange impact.

•
Pre-tax restructuring and related charges were $32 million, or $0.38 per share, and pre-tax benefits were approximately $18 million, or $0.19 per share in the quarter. In the same quarter last year, pre-tax restructuring and related charges were $15 million, or $0.14 per share, and pre-tax benefits were approximately $9 million, or $0.08 per share.

•
Operating loss was $9 million, compared to operating income of $7 million in the same quarter last year. Adjusted operating income was flat at $22 million in the current and prior year periods. Year-over-year adjusted operating results reflect the positive effects of lower raw material costs, incremental restructuring benefits and slightly better productivity, offset by the negative impacts of unfavorable mix in all segments, organic sales decline and higher employment-related costs. Adjusted operating margin was 4.7 percent in the current period and 4.3 percent in the prior year period.

•
The reported effective tax rate (ETR) was 29.9 percent (provision on a loss) and the adjusted ETR was 38.7 percent (provision on income). For the first quarter of fiscal 2016, the reported ETR was 292.8 percent (provision on a loss) and the adjusted ETR was 24.9 percent (provision on income). The change in the adjusted ETR year-over-year is driven primarily by tax benefits on losses in the U.S. that were recorded in the prior year which could not be recognized in the current year due to the full valuation allowance on our domestic deferred tax assets.

•	LPS was $0.27, compared with $0.08 in the prior year quarter. Adjusted EPS were $0.11 in the current quarter and $0.14 in the prior year quarter.

•
Year-to-date free operating cash flow was negative $19 million compared to positive $3 million in the same period last year. The decrease in free operating cash flow was primarily attributable to lower cash earnings, comparatively lower reductions in primary working capital and front-end loaded cash requirements for severance related to our headcount reduction initiative. These were offset partially by lower tax payments.

•
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) were $17 million, compared with $36 million in the prior year quarter. Adjusted EBITDA were $48 million in the current quarter and $54 million in the prior year quarter.

Segment Developments for the Fiscal 2017 First Quarter

As previously announced, in order to take advantage of the growth opportunities of our WIDIA brand, we implemented a new operating structure at the start of fiscal 2017.
A key attribute of the new structure is the establishment of the WIDIA operating segment. In order to better leverage the opportunities that lie in this business, in addition to being more agile and competitive in the marketplace, we are placing higher levels of focus, determination and leadership in the business. Industrial and WIDIA in 2017 are formed from the previously reported Industrial segment. We now have three reportable operating segments: Industrial, WIDIA and Infrastructure. Restated quarterly segment results are included in this press release.

•
Industrial segment sales of $269 million remained relatively flat compared to $270 million in the prior year quarter, reflecting organic growth of 3 percent, offset by 2 percent unfavorable currency exchange and 1 percent due to divestiture. Excluding the impact of currency exchange and divestiture, sales increased approximately 6 percent in aerospace and defense, 5 percent in general engineering and 1 percent in transportation, offset partially by a decrease of approximately 11 percent in energy. Activity in the aerospace sector remains elevated with sales growing globally. General engineering sales in Americas and Asia have benefited from stability in the indirect channel stock levels, offsetting the general industrial weakness caused by the continued decline in the energy sector. The transportation market was mixed with more projects contributing to higher sales in Asia, partially offset by less favorable conditions in Europe and the Americas. On a segment regional basis excluding the impact of currency exchange and divestiture, sales increased 7 percent in Asia and 4 percent in the Americas, offset partially by a decrease of 1 percent in Europe.

•
Industrial segment operating income was $6 million compared with $21 million in the prior year. Adjusted operating income was $24 million compared to $27 million in the prior year quarter, driven primarily by higher employment-related costs and unfavorable mix, partially offset by incremental restructuring benefits and organic sales growth. Industrial adjusted operating margin was 9.0 percent compared with 10.0 percent in the prior year.

•
The WIDIA segment, selling primarily in the general engineering end market, recorded sales of $41 million, a decrease of 5 percent from $43 million in the prior year quarter due to organic decline of 3 percent, unfavorable currency exchange of 1 percent and a 1 percent decrease due to fewer business days. On a regional basis excluding the impact of currency exchange, sales decreased 10 percent in Europe and 5 percent in the Americas, partially offset by an increase of 5 percent in Asia.

•
WIDIA segment operating loss was $6 million compared to $2 million in the prior year. Adjusted operating loss was $3 million compared to $1 million in the prior year quarter, primarily driven by organic sales decline and unfavorable mix. WIDIA adjusted operating loss margin was 6.7 percent compared with 2.3 percent in the prior year.

•
Infrastructure segment sales of $167 million decreased 31 percent from $242 million in the prior year quarter. The decrease was driven by divestiture impact of 20 percent, 10 percent organic sales decline and 1 percent unfavorable currency exchange. Excluding the impact of currency exchange and divestiture, sales decreased by approximately 22 percent in earthworks, 6 percent in energy and 4 percent in general engineering. Key energy markets, particularly in North America, continued to see contraction in the first quarter, with U.S. rig counts declining over 40 percent year-over-year. In addition, conditions in underground mining in North America declined further, with sales down 36 percent year-over-year. As previously disclosed, this weakness is expected to continue for the foreseeable future. On a segment regional basis excluding the impact of divestiture and currency exchange, sales decreased 16 percent in the Americas, 8 percent in Asia and 3 percent in Europe.

•
Infrastructure segment operating loss was $8 million, flat compared to the same quarter of the prior year. Adjusted operating income was $2 million compared to adjusted operating loss of $3 million in the prior year quarter. The change in adjusted operating results was primarily due to lower raw material costs and incremental restructuring benefits, partially offset by lower organic sales and unfavorable mix. Infrastructure adjusted operating income margin was 1.4 percent compared with adjusted operating loss margin of 1.4 percent in the prior year.

Restructuring Programs

Restructuring programs are currently expected to produce combined annual ongoing pre-tax permanent savings of $140-$155 million. In total, pre-tax charges for these initiatives are expected to be approximately $155-$175 million.

Restructuring and related charges and savings (pre-tax)
	Estimated Charges	Current Quarter Charges	Charges To Date	Estimated Annualized Savings	Approximate Current Quarter Savings	Expected Completion Date
Headcount reduction initiatives	$50M	$27M	$30M	$65M	$4M	6/30/2017
Other	$105M-$125M	$5M	$73M	$75M-$90M	$14M	12/31/2018
Total	$155M-$175M	$32M	$103M	$140M-$155M	$18M

Outlook

The company now expects consolidated adjusted EPS for the full fiscal year to be in the range of $1.20 and $1.50 per share, an increase from its previous guidance of $1.10 to $1.40 per share. This increase reflects restructuring benefits related to its headcount initiative, partially offset by continued end market headwinds and a higher than originally anticipated tax rate.

The company's expectations of full year free operating cash flow of $90 million to $110 million remains unchanged, as the front-loaded severance for headcount initiatives will be largely offset by cash savings from this program in the fiscal year.

Dividend Declared

Kennametal also announced that its board of directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable November 29, 2016 to shareholders of record as of the close of business on November 11, 2016. However, because November 11, 2016 is a NYSE holiday, the shareholders of record as of the close of business on November 10, 2016 will be paid such dividend.
The company will discuss its fiscal 2017 first quarter results in a live webcast at 8:30 a.m. Eastern Time Thursday, October 27, 2016. This event will be broadcast live on the company’s website, www.kennametal.com. To access the webcast, select "About Us", “Investor Relations” and then “Events.” A recorded replay of this event also will be available on the company’s website through November 27, 2016.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, and cash flow for fiscal year 2017 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: economic recession; our ability to achieve all anticipated benefits of restructuring initiatives; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; energy costs; commodity prices; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

About Kennametal
At the forefront of advanced materials innovation for more than 75 years, Kennametal Inc. is a global industrial technology leader delivering productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 12,000 employees are helping customers in more than 60 countries stay competitive. Kennametal generated nearly $2.1 billion in revenues in fiscal 2016. Learn more at www.kennametal.com.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended September 30,
(in thousands, except per share amounts)	2016	2015
Sales	$477,140	$555,354
Cost of goods sold	333,610	404,130
Gross profit	143,530	151,224
Operating expense	119,865	129,243
Restructuring and asset impairment charges	28,605	9,120
Amortization of intangibles	4,271	6,247
Operating (loss) income	(9,211)	6,614
Interest expense	6,993	6,979
Other expense, net	118	1,087
Loss before income taxes	(16,322)	(1,452)
Provision for income taxes	4,879	4,252
Net loss	(21,201)	(5,704)
Less: Net income attributable to noncontrolling interests	455	522
Net loss attributable to Kennametal	$(21,656)	$(6,226)
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic loss per share	$(0.27)	$(0.08)
Diluted loss per share	$(0.27)	$(0.08)
Dividends per share	$0.20	$0.20
Basic weighted average shares outstanding	80,054	79,728
Diluted weighted average shares outstanding	80,054	79,728

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	September 30, 2016	June 30, 2016
ASSETS
Cash and cash equivalents	$119,411	$161,579
Accounts receivable, net	348,470	370,916
Inventories	459,296	458,830
Other current assets	64,660	84,016
Total current assets	991,837	1,075,341
Property, plant and equipment, net	735,448	730,640
Goodwill and other intangible assets, net	501,589	505,695
Other assets	78,559	51,107
Total assets	$2,307,433	$2,362,783
LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$1,381	$1,895
Accounts payable	176,004	182,039
Other current liabilities	225,189	243,341
Total current liabilities	402,574	427,275
Long-term debt and capital leases	694,027	693,548
Other liabilities	243,488	246,159
Total liabilities	1,340,089	1,366,982
KENNAMETAL SHAREHOLDERS’ EQUITY	934,996	964,323
NONCONTROLLING INTERESTS	32,348	31,478
Total liabilities and equity	$2,307,433	$2,362,783

SEGMENT DATA (UNAUDITED)	Three Months Ended September 30,
(in thousands)	2016	2015
Outside Sales:
Industrial (1)	$269,043	$270,191
WIDIA (1)	41,015	43,142
Infrastructure	167,082	242,021
Total outside sales	$477,140	$555,354
Sales By Geographic Region:
North America	$215,211	$253,149
Western Europe	119,982	155,721
Rest of World	141,947	146,484
Total sales by geographic region	$477,140	$555,354
Operating (Loss) Income:
Industrial (1)	$5,556	$21,459
WIDIA (1)	(5,756)	(1,709)
Infrastructure	(7,587)	(8,428)
Corporate (2)	(1,424)	(4,708)
Total operating (loss) income	$(9,211)	$6,614
(1)  Amounts for the three months ended September 30, 2015 have been restated to reflect the change in reportable operating segments
(2)  Represents unallocated corporate expenses

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: sales; gross profit and margin; operating expense; operating expense as a percentage of sales; operating (loss) income and margin; net (loss) income; diluted (LPS) EPS; effective tax rate; Industrial sales, operating income and margin; WIDIA operating loss and margin; Infrastructure sales, operating (loss) income and margin; free operating cash flow and EBITDA (which are non-GAAP financial measures), to the most directly comparable GAAP measures. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results is the tax impact of the adjustments.
Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the company may not be comparable to non-GAAP financial measures used by other companies. Reconciliations of all non-GAAP financial measures are set forth in the attached tables and descriptions of certain non-GAAP financial measures are contained in our report on Form 8-K to which this release is attached.

THREE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Gross profit	Operating expense	Operating (loss) income	Net (loss) income(3)	Diluted (LPS) EPS	Effective tax rate
Reported results	$477,140	$143,530	$119,865	$(9,211)	$(21,656)	$(0.27)	(29.9)%
Reported margins		30.1%	25.1%	(1.9)%
Restructuring and related charges (4)	—	1,995	(1,057)	31,657	30,603	0.38	68.6
Adjusted results	$477,140	$145,525	$118,808	$22,446	$8,947	$0.11	38.7%
Adjusted margins		30.5%	24.9%	4.7%
(3) Represents amounts attributable to Kennametal Shareholders.
(4) Includes pre-tax restructuring related charges recorded in corporate of $13.

	Industrial		WIDIA		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating loss	Sales	Operating (loss) income
Reported results	$269,043	$5,556	$41,015	$(5,756)	$167,082	$(7,587)
Reported operating margin		2.1%		(14.0)%		(4.5)%
Restructuring and related charges (5)	—	18,708	—	3,026	—	9,910
Adjusted results	$269,043	$24,264	$41,015	$(2,730)	$167,082	$2,323
Adjusted operating margin		9.0%		(6.7)%		1.4%
(5) Excludes pre-tax restructuring related charges recorded in corporate of $13.

THREE MONTHS ENDED SEPTEMBER 30, 2015 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Gross profit	Operating expense	Operating income	Net (loss) income(3)	Diluted (LPS) EPS	Effective tax rate
Reported results	$555,354	$151,224	$129,243	$6,614	$(6,226)	$(0.08)	(292.8)%
Reported margins		27.2%	23.3%	1.2%
Restructuring and related charges (6)	—	1,627	(4,363)	15,111	11,154	0.14	42.8
Divestiture-related charges	—	—	—	—	6,368	0.08	276.2
Operations of divested businesses	(51,206)	(7,643)	(6,062)	82	256	—	(1.3)
Adjusted results	$504,148	$145,208	$118,818	$21,807	$11,552	$0.14	24.9%
Adjusted margins		28.8%	23.6%	4.3%
(6) Includes pre-tax restructuring related charges recorded in corporate of $3,333.

	Industrial (1)		WIDIA (1)		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating loss	Sales	Operating loss
Reported results	$270,191	$21,459	$43,142	$(1,709)	$242,021	$(8,428)
Reported operating margin		7.9%		(4.0)%		(3.5)%
Restructuring and related charges (7)	—	5,462	—	722	—	5,594
Operations of divested businesses	(2,543)	(78)	—	—	(48,663)	160
Adjusted results	$267,648	$26,843	$43,142	$(987)	$193,358	$(2,674)
Adjusted operating margin		10.0%		(2.3)%		(1.4)%
(7) Excludes pre-tax restructuring related charges recorded in corporate of $3,333.

FREE OPERATING CASH FLOW (UNAUDITED)	Three Months Ended
	September 30,
(in thousands)	2016	2015
Net cash flow from operating activities	$21,860	$38,707
Purchases of property, plant and equipment	(42,264)	(37,217)
Proceeds from disposals of property, plant and equipment	1,138	1,933
Free operating cash flow	$(19,266)	$3,423

EBITDA (UNAUDITED)	Three Months Ended
	September 30,
(in thousands)	2016	2015
Net loss attributable to Kennametal, reported	$(21,656)	$(6,226)
Add back:
Interest expense	6,993	6,979
Interest income	(248)	(475)
Provision for income taxes, reported	4,879	4,252
Depreciation	23,167	25,312
Amortization	4,271	6,247
EBITDA	$17,406	$36,089

Adjustments:
Restructuring and related charges	30,603	11,154
Divestiture-related charges	—	6,368
Operations of divested businesses	—	256
Adjusted EBITDA	$48,009	$53,867

SUPPLEMENTAL INFORMATION FOR SELECTED FISCAL YEAR 2016 FINANCIAL RESULTS (UNAUDITED)
(in thousands, except percents)
Previously disclosed segment results were restated for establishment of the WIDIA segment. This supplemental information regarding selected fiscal year 2016 financial results should be read in connection with the company's Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on August 11, 2016. The information includes non-GAAP financial measures and, in accordance with SEC Regulation G, the company has provided a reconciliation for each non-GAAP financial measure to the most directly comparable GAAP financial measure.

TWELVE MONTHS ENDED JUNE 30, 2016 (UNAUDITED)	Industrial		WIDIA
	Sales	Operating income	Sales	Operating loss
Reported results	$1,098,439	$90,324	$170,723	$(9,081)
Reported margin		8.2%		(5.3)%
Restructuring and related charges	—	24,291	—	3,734
Fixed asset disposal charges	—	2,635	—	746
Goodwill and other intangible asset impairment charges	—	—	—	2,345
Operations of divested businesses	(4,106)	—	—	—
Loss on divestiture	—	3,610	—	—
Adjusted results	$1,094,333	$120,860	$170,723	$(2,256)
Adjusted margin		11.0%		(1.3)%

THREE MONTHS ENDED JUNE 30, 2016 (UNAUDITED)	Industrial		WIDIA
	Sales	Operating income	Sales	Operating (loss) income
Reported results	$285,547	$30,469	$43,027	$(1,028)
Reported margin		10.7%		(2.4)%
Restructuring and related charges	—	6,697	—	1,031
Fixed asset disposal charges	—	2,635	—	746
Loss on divestiture	—	29	—	—
Adjusted results	$285,547	$39,830	$43,027	$749
Adjusted margin		13.9%		1.7%

THREE MONTHS ENDED MARCH 31, 2016 (UNAUDITED)	Industrial		WIDIA
	Sales	Operating income	Sales	Operating loss
Reported results	$274,123	$26,371	$42,249	$(1,679)
Reported margin		9.6%		(4.0)%
Restructuring and related charges	—	8,091	—	1,255
Loss on divestiture	—	(3,677)	—	—
Adjusted results	$274,123	$30,785	$42,249	$(424)
Adjusted margin		11.2%		(1.0)%

THREE MONTHS ENDED DECEMBER 31, 2015 (UNAUDITED)	Industrial		WIDIA
	Sales	Operating income	Sales	Operating loss
Reported results	$268,578	$12,025	$42,305	$(4,665)
Reported margin		4.5%		(11.0)%
Restructuring and related charges	—	4,041	—	726
Goodwill and other intangible asset impairment charges	—	—	—	2,345
Operations of divested businesses	(1,563)	78	—	—
Loss on divestiture	—	7,258	—	—
Adjusted results	$267,015	$23,402	$42,305	$(1,594)
Adjusted margin		8.8%		(3.8)%

THREE MONTHS ENDED SEPTEMBER 30, 2015 (UNAUDITED)	Industrial		WIDIA
	Sales	Operating income	Sales	Operating loss
Reported results	$270,191	$21,459	$43,142	$(1,709)
Reported margin		7.9%		(4.0)%
Restructuring and related charges	—	5,462	—	722
Operations of divested businesses	(2,543)	(78)	—	—
Adjusted results	$267,648	$26,843	$43,142	$(987)
Adjusted margin		10.0%		(2.3)%